UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2016

PEABODY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 342-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, Peabody Energy Corporation (“Peabody”) has an accounts receivable securitization program (the “AR program”) through its wholly owned subsidiary, P&L Receivables Company, LLC (“P&L Receivables”). Under the AR program, Peabody contributes a pool of eligible trade receivables to P&L Receivables, which then sells, without recourse, the receivables to various conduit and committed purchasers.

Effective April 12, 2016, P&L Receivables and Peabody entered into an amendment to the Fifth Amended and Restated Receivables Purchase Agreement (the “Receivables Purchase Agreement”) that modified the Receivables Purchase Agreement such that the Chapter 11 Cases (as defined below) would not result in an automatic termination of the AR program that would result in the acceleration of the obligations thereunder. However, if an order approving certain amendments to the AR program, the assumption of the related documents and superpriority status for the claims under the AR program is not entered on or prior to May 1, 2016, the AR Program will automatically terminate.

The foregoing description is only a summary of the amendment of the Receivables Purchase Agreement, and is qualified in its entirety by reference to the full text of the amendment to the Receivables Purchase Agreement, which is filed as Exhibit 10.1 hereto and which is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

As previously announced, Four Star Holdings, LLC (“Seller”), an indirect subsidiary of Peabody, entered into a Purchase and Sale Agreement, dated as of November 20, 2015 (the “Purchase Agreement”), with Western Megawatt Resources, LLC (“Purchaser”), a subsidiary of Bowie Resource Holdings, LLC. Seller is the sole owner of Southwest Coal Holdings, LLC (“Target”), which owns, directly and indirectly, all of the equity interests of the various entities that hold Peabody’s El Segundo and Lee Ranch coal mines and related mining assets located in New Mexico and at Twentymile Mine in Colorado. Pursuant to the Purchase Agreement, Purchaser would acquire 100% of the ownership interests of Target in exchange for $358 million in cash, subject to customary purchase price adjustments in respect of working capital, accounts receivable, debt and transaction expenses at the time of closing (the “Transaction”). On March 30, 2016, Seller and Purchaser entered into the Limited Waiver to Purchase and Sale Agreement (the “Waiver Agreement”) whereby Seller waived its termination rights under the Purchase Agreement until 11:59:59 p.m., New York time, on April 7, 2016 and Purchaser waived its termination rights under the Purchase Agreement until 11:59:59 p.m., New York time, on April 15, 2016.

Pursuant to Section 7.01 of the Purchase Agreement, Seller terminated the Purchase Agreement by written notice on April 12, 2016, effective April 12, 2016, and directed Purchaser to pay the $20 million termination fee.

The foregoing descriptions of the Purchase Agreement and the Waiver Agreement are not complete and are qualified in their entirety by reference to the full text of (a) the Purchase Agreement, which was filed as Exhibit 10.28 to Peabody’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 16, 2016, and (b) the Waiver Agreement, which was filed as Exhibit 10.1 to Peabody’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2016, each of which is incorporated into this Item 1.02 by reference.

Item 1.03	Bankruptcy or Receivership.

On April 13, 2016, Peabody and a majority of Peabody’s wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar (the “Filing Subsidiaries” and, together with Peabody, the “Debtors”), filed voluntary petitions for reorganization (collectively, the “Bankruptcy Petitions”) under chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”), for which joint administration has been sought (the “Chapter 11 Cases”), Case No. 16-42529. Each Debtor will continue to operate its business as a “debtor in possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Court.

The Company expects to enter into a $500 million debtor-in-possession term loan facility, $100 million letter of credit facility and a $200 million bonding accommodation facility with certain lenders on terms and conditions set forth in the DIP term sheet and DIP credit agreement filed with the Court (the “DIP Financing”). Upon approval by the Court and the satisfaction of the conditions set forth in the DIP term sheet and DIP credit agreement, the DIP Financing and the AR Program, along with the Company’s existing liquidity and cash generated from ongoing operations, will be used to support the business during the restructuring process.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions constitutes an event of default that (other than with respect to the AR program mentioned above so long as an order approving certain amendments to the AR program, the assumption of the related documents and superpriority status for the claims under the AR program is entered on or prior to May 1, 2016) accelerated Peabody’s obligations under the following debt instruments (collectively, the “Debt Instruments”):

•	Indenture governing $1,000 million outstanding aggregate principal amount of the Company’s 10.00% senior secured second lien notes due 2022, dated as of March 16, 2015, among the Company, U.S. Bank National Association (“U.S. Bank”), as trustee and collateral agent, and the guarantors named therein.

•	Indenture governing $650 million outstanding aggregate principal amount of the Company’s 6.50% senior notes due 2020, dated as of March 19, 2004, between the Company and U.S. Bank, as supplemented by that certain Thirty-Third Supplemental Indenture, dated as of August 25, 2010, as further supplemented by that certain Thirty-Eighth Supplemental Indenture, dated as of April 21, 2011, in each case by and among the Company, U.S. Bank and the guarantors named therein.

•	Indenture governing $1,519 million outstanding aggregate principal amount of the Company’s 6.00% senior notes due 2018, dated as of November 15, 2011, by and among the Company, U.S. Bank and the guarantors named therein.

•	Indenture governing $1,340 million outstanding aggregate principal amount of the Company’s 6.25% senior notes due 2021, dated as of November 15, 2011, by and among the Company, U.S. Bank and the guarantors named therein.

•	Indenture governing $250 million outstanding aggregate principal amount of the Company’s 7.875% senior notes due 2026, dated as of March 19, 2004, between the Company and U.S. Bank, as supplemented by that certain Eleventh Supplemental Indenture, dated as of October 12, 2006, as further supplemented by that certain Fourteenth Supplemental Indenture, dated as of November 10, 2006, as further supplemented by that certain Seventeenth Supplemental Indenture, dated as of January 31, 2007, as further supplemented by that certain Twentieth Supplemental Indenture, dated as of June 14, 2007, as further supplemented by that certain Twenty-Third Supplemental Indenture, dated as of November 14, 2007, as further supplemented by that certain Twenty-Sixth Supplemental Indenture, dated as of March 31, 2008, as further supplemented by that certain Twenty-Ninth Supplemental Indenture, dated as of November 5, 2008, as further supplemented by that certain Thirty-Second Supplemental Indenture, dated as of March 13, 2009, as further supplemented by that certain Thirty-Fifth Supplemental Indenture, dated as of May 28, 2010, as further supplemented by that certain Thirty-Seventh Supplemental Indenture, dated as of April 21, 2011, in each case by and among the Company, U.S. Bank and the guarantors named therein.

•	Subordinated Indenture governing $733 million outstanding aggregate principal amount of the Company’s convertible junior subordinated debentures due 2066, dated as of December 20, 2006, as supplemented by that certain First Supplemental Indenture, dated as of December 20, 2006, by and among the Company and U.S. Bank, as further supplemented by that certain Second Supplemental Indenture, dated as of June 25, 2014, in each case between the Company and U.S. Bank.

•	Amended and Restated Credit Agreement, as amended and restated as of September 24, 2013, related to $1,165 million outstanding aggregate principal amount of term loans and approximately $947 million in revolving credit facility borrowings, as well as approximately $675 million of posted but undrawn letters of credit, by and among the Company, Citibank, N.A., as administrative agent, swing line lender and L/C issuer, Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Crédit Agricole Corporate and Investment Bank, HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc., PNC Capital Markets LLC and RBS Securities Inc., as joint lead arrangers and joint book managers, and the lender parties thereto, as amended by that certain Omnibus Credit Agreement, dated as of February 5, 2015 (the “Credit Agreement”).

The Debt Instruments provide that as a result of the filing of the Bankruptcy Petitions, all unpaid principal and accrued and unpaid interest due thereunder became immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the Bankruptcy Petitions, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

As noted above, if an order approving certain amendments to the AR program, the assumption of the related documents and superpriority status for the claims under the AR program is not entered on or prior to May 1, 2016, the AR Program will automatically terminate and the obligations thereunder will be accelerated. As of April 12, 2016, approximately $169.5 million of obligations were outstanding under the AR program.

Item 7.01	Regulation FD Disclosure.

Disclosed Information and Website Posting

Debtholder Discussions

As previously disclosed, prior to filing of the Bankruptcy Petitions, Peabody had discussions with certain of its debt holders relating to the potential restructuring of its debt, including DIP Financing. In connection with these discussions, Peabody entered into non-disclosure agreements with the debt holders pursuant to which Peabody agreed to publicly disclose certain confidential information relating to or provided in connection with such discussions (such information, the “Disclosed Information”). Additionally, Peabody expects to continue to have discussions with its debt holders throughout the Chapter 11 process. In connection with these discussions, Peabody expects to make available additional information, which may be considered material non-public information, on its website (www.peabodyenergy.com) under the Chapter 11 protection tab. Beginning today, Peabody also expects to make available information regarding the Chapter 11 Cases on or through its website under the Chapter 11 protection tab throughout the course of the Chapter 11 Cases, which will contain a link to the claims agent’s website, www.kccllc.net/Peabody.

The Disclosed Information, including Exhibits 99.1, 99.2, 99.3, 99.4, 99.5, 99.6, 99.7, 99.8, 99.9 and 99.10 furnished herewith and incorporated herein by reference, and other information that will be posted on Peabody’s website include, among other things, term sheets related to the proposed transactions described below and the DIP Financing, technical and operating information and historical financial information relating to certain Peabody mines located in the United States, prospective financial information, forecasts and other information generally not publicly disclosed by Peabody. Such Disclosed Information and other information that will be posted on our website was or will be prepared based on expectations, beliefs, opinions, and assumptions of Peabody’s management at the time such Disclosed Information or other information was or will be prepared. Disclosed Information and other information that will be posted on our website that is not historical information: is forward-looking, speculative and subjective in nature and was based upon expectations, beliefs, opinions, and assumptions, which are inherently uncertain and include factors that are beyond the control of Peabody and may not prove to be accurate; does not necessarily reflect current expectations, beliefs, opinions, or assumptions that the management of Peabody may have about the prospects for its businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur or that was not anticipated at the time such Disclosed Information or other information was prepared; may not reflect current results or future performance, which may be significantly more favorable or less favorable than projected by such Disclosed Information or other information; and is not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the forecasts will be achieved. For further information concerning forward-looking statements, please refer to the forward-looking statements disclaimer at the end of this Item 7.01.

Other than the term sheets relating to the DIP Financing, which are furnished herewith as Exhibits 99.8, 99.9 and 99.10, none of the term sheets furnished as exhibits to this Current Report on Form 8-K resulted in definitive agreements or consummated transactions. Additionally, with respect to the DIP Financing term sheets, only Exhibit 99.10 furnished herewith represents the final term sheet.

Transaction Discussions

As previously disclosed, Peabody had discussions with certain debt holders concerning potential interest in issuing new debt securities and exchanging and repurchasing debt securities (the “Transaction Discussions”). The parties were unable to reach agreement in connection with the Transaction Discussions. Pursuant to the non-disclosure agreements discussed above, Peabody has agreed to publicly disclose certain confidential information relating to the Transaction Discussions. As a result, Peabody is furnishing the information in this section of Item 7.01 setting forth a summary of the material terms of the potential transactions discussed in the first quarter of 2016.

Initially, the Transaction Discussions contemplated raising secured debt financing through an Australian subsidiary of Peabody and through a subsidiary of Peabody that does not guarantee any of Peabody’s existing debt (a “Non-Guarantor Subsidiary”), which would have included certain mines in the United States being contributed to a Non-Guarantor Subsidiary and mines in the United States and Australia being used as collateral to secure debt. It was not anticipated that the mines would be sold in connection with such financing. Peabody is furnishing the information included in Exhibit 99.1 furnished herewith, which includes technical and operating information and historical financial information relating to the mines. The Transaction Discussions also contemplated using all or a portion of the net proceeds from the debt financing, along with new secured first lien notes of Peabody, to repurchase or otherwise acquire other outstanding debt securities of Peabody.

In February 2016, the focus of the Transaction Discussions changed, and the Transaction Discussions then contemplated a Proposed Exchange (the “Proposed Exchange”) with respect to Peabody’s 6.00% Senior Notes due 2018 (the “2018 Notes”), 6.50% Senior Notes due 2020 (the “2020 Notes”), 6.25% Senior Notes due 2021 (the “2021 Notes”), 7.875% Senior Notes due 2026 (the “2026 Notes”) and 10.00% Senior Secured Second Lien Notes due 2022 (the “Second Lien Notes” and, collectively with the 2018 Notes, the 2020 Notes, the 2021 Notes and the 2026 Notes, the “Existing Notes”). The Proposed Exchange contemplated the exchange of the Existing Notes for a combination of (i) up to $250.0 million principal amount of 6.00% Secured First Lien Notes due 2021 to be issued by Peabody that would have been pari passu with the debt under our Credit Agreement and (ii) up to $350 million of cash. As part of the Proposed Exchange, Peabody also intended to conduct a consent solicitation with respect to the indenture governing the Second Lien Notes to (i) eliminate the requirement in Section 4.09 of such indenture that if a non-guarantor subsidiary provides a guarantee of capital markets indebtedness above a certain principal amount, then such subsidiary must also guarantee the Second Lien Notes, and (ii) eliminate the restrictive covenant contained in Section 4.11 of such indenture limiting the amount of indebtedness permitted to be incurred by a Non-Guarantor Subsidiary.

The Transaction Discussions also contemplated, among other things, certain holders of Peabody’s Existing Notes (the “Specified Holders”) agreeing to (i) not tender substantially all the Existing Notes held by them in the Proposed Exchange, (ii) extend the maturity date of the 2018 Notes held by them by two years and with PIK interest payable on such 2018 Notes instead of cash pay interest for a period of two years, (iii) receive PIK interest instead of cash interest for a period of two years with respect to the 2020 Notes, 2021 Notes, 2026 Notes and Second Lien

Notes held by them and (iv) exchange $200.0 million aggregate principal amount of Existing Notes held by the Specified Holders for $200.0 million aggregate principal amount of senior secured notes (the “PAC Notes”) issued by a newly created subsidiary of Peabody (Peabody Asset Holding Company), which PAC Notes would have had a five-year term (subject to mandatory redemption as of December 31, 2016 if Peabody had not contributed certain mine assets to the new subsidiary by that date), borne interest at an annual rate of 6.0% (payable monthly in kind) and been secured by cash maintained in a blocked deposit account, provided that all accrued and unpaid interest on the Existing Notes held by the Specified Holders would have been paid in kind in applicable Existing Notes and certain cash payments of interest by Peabody that may have been required to avoid material adverse tax consequences would be paid as necessary (such transactions described in clauses (i)-(iv) of this paragraph, collectively, the “Proposed Additional Transactions”). Exhibit 99.4 furnished herewith includes additional terms regarding the proposed structure of Peabody Asset Holding Company. The closing of the Proposed Additional Transactions would have been conditioned on the consummation of the Proposed Exchange, which transactions could have been consummated substantially concurrent with each other.

Closing of the Proposed Exchange would have been subject to certain conditions, such as (i) a minimum percentage of the aggregate principal amount of all series of Existing Notes not held by the Specified Holders electing to participate in the Proposed Exchange, (ii) the consummation of the Proposed Additional Transactions, (iii) the consummation of Peabody’s sale of its New Mexico and Colorado assets (the “Asset Sale”) to Bowie Resources Partners (“Bowie”), as described above in Item 1.02 of this Current Report on Form 8-K, and (iv) customary closing conditions.

The foregoing descriptions of the Proposed Exchange and Proposed Additional Transactions are not complete and are qualified in their entirety by reference to the term sheets for the Proposed Exchange and Proposed Additional Transactions, which are furnished herewith as Exhibits 99.2 and 99.3.

As part of the Transaction Discussions, the Specified Holders also proposed that a Non-Guarantor Subsidiary that would hold the assets to be sold in the Asset Sale (the “Four Star Subsidiary”) would invest $100.0 million in Bowie in the form of convertible preferred equity (the “Bowie Preferred”) and the Specified Holders would purchase $100.0 million aggregate principal amount of senior secured notes convertible into the Bowie Preferred issued by the Four Star Subsidiary, the obligations of which would be secured by the Bowie Preferred and guaranteed by a newly formed bankruptcy remote Non-Guarantor Subsidiary that would hold all of the Existing Notes purchased in the Proposed Exchange (collectively, the “Four Star Transaction”). The foregoing description of the Four Star Transaction is not complete and is qualified in its entirety by reference to the term sheet for the Four Star Transaction, which is furnished herewith as Exhibit 99.5.

Intercompany Loan Facility

Peabody has made available to its Australian platform a committed US$250 million revolving intercompany loan facility (the “Intercompany Loan Facility”). The Intercompany Loan Facility is designed to provide additional liquidity to support the ongoing operations of the Australian business during Peabody’s Chapter 11 reorganization, with draw amounts being tied to operating budgets and subject to certain availability restrictions. The form of the agreement governing the Intercompany Loan Facility was provided to certain debt holders as Disclosed Information and is furnished herewith as Exhibit 99.6.

Bankruptcy Petitions

On April 13, 2016, Peabody issued a press release announcing the filing of the Bankruptcy Petitions. A copy of the press release is furnished as Exhibit 99.11 to this Current Report on Form 8-K and incorporated into this Item 7.01.

* * * * *

Certain statements included in this Current Report on Form 8-K are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipate,” “believe,”

“expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements. These forward-looking statements are made as of the date the report was filed and are based on numerous assumptions that the Company believes are reasonable, but these assumptions are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the Company’s control. Factors that could affect the Company’s results include, but are not limited to: supply and demand for the Company’s coal products; sustained depressed levels or further declines in coal prices; competition in coal markets; price volatility, particularly in international seaborne products and in the Company’s trading and brokerage businesses; the Company’s ability to continue as a going concern, including the Company’s ability to confirm a plan of reorganization that restructures our debt obligations to address the Company’s liquidity issues and allow emergence from the Chapter 11 proceedings; the Company’s ability to access adequate debtor-in-possession financing or use cash collateral; the court’s rulings in the Chapter 11 proceedings, including the approval of the amendment to the AR program and the DIP Financing, and the outcome of the Chapter 11 process in general; the effect of the Chapter 11 filings on the Company’s relationships with third parties, regulatory authorities and employees; the potential adverse effects of the Chapter 11 process on the Company’s liquidity, results of operations, or business prospects; the Company’s ability to execute its business and restructuring plan; increased administrative and legal costs related to the Chapter 11 process and other litigation and the inherent risks involved in a bankruptcy process; risks associated with third-party motions in the Chapter 11 proceedings, which may interfere with the Company’s plan of reorganization and restructuring generally; our ability to successfully consummate the planned divestiture of our interest in the Prairie State Energy Campus; the cost, availability and access to capital and financial markets, including the ability to secure new financing after emerging from the Chapter 11 process; the risk that the Chapter 11 process will disrupt or impede our operations in Australia; our ability to appropriately secure our obligations for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations, including our ability to utilize self-bonding and/or successfully access the commercial surety bond market; customer procurement practices and contract duration; the impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; lower demand for our products by electric power generators; the impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and the Company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, bank and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay arrangements for rail and port commitments for the delivery of coal; successful implementation of business strategies, including, without limitation, the actions we are implementing to improve our organization and respond to current market conditions; negotiation of labor contracts, employee relations and workforce availability, including, without limitation, attracting and retaining key personnel; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the Company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; our ability to obtain and renew permits necessary for our operations; litigation or other dispute resolution, including, but not limited to, claims not yet asserted; any additional liabilities or obligations that the Company may have as a result of the bankruptcy of Patriot Coal Corporation, including, without limitation, as a result of litigation filed by third parties in relation to that bankruptcy; litigation, including claims not yet asserted; terrorist attacks or security threats, including, but not limited to, cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the Company’s reports filed with the SEC. The Company does not undertake to update its forward-looking statements except as required by law.

* * * * *

The information set forth in and incorporated into this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of Peabody’s filings under the Securities Act of 1933, as amended, or the

Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 12, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant

99.1	Overview of Selected Assets

99.2	Term Sheet, dated February 20, 2016

99.3	Term Sheet, dated February 22, 2016

99.4	Additional Terms, dated February 24, 2016

99.5	Term Sheet, dated March 1, 2016

99.6	Form of Intercompany Loan Facility Credit Agreement (including the form of Specific Security Deed)

99.7	March and April 2016 Lender Presentations

99.8	DIP Financing Term Sheet, dated April 3, 2016

99.9	Certain Debt Holder Comments to DIP Financing Term Sheet, dated April 9, 2016

99.10	DIP Financing Term Sheet, dated April 12, 2016

99.11	Press Release, dated April 13, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

April 13, 2016	By:	/s/ A. Verona Dorch
		Name:	A. Verona Dorch
		Title:	Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of April 12, 2016, by and among P&L Receivables Company, LLC, Peabody Energy Corporation, the various Sub-Servicers listed on the signature pages thereto, and PNC Bank, National Association, as Administrator and as the Sole Purchaser, Committed Purchaser, LC Bank and LC Participant

99.1	Overview of Selected Assets

99.2	Term Sheet, dated February 20, 2016

99.3	Term Sheet, dated February 22, 2016

99.4	Additional Terms, dated February 24, 2016

99.5	Term Sheet, dated March 1, 2016

99.6	Form of Intercompany Loan Facility Credit Agreement (including the form of Specific Security Deed)

99.7	March and April 2016 Lender Presentations

99.8	DIP Financing Term Sheet, dated April 3, 2016

99.9	Certain Debt Holder Comments to DIP Financing Term Sheet, dated April 9, 2016

99.10	DIP Financing Term Sheet, dated April 12, 2016

99.11	Press Release, dated April 13, 2016